John Jeffrey Martinez, B.Sc, M.Sc.

Manila, Republic of the Philippines

To: United States Securities and Exchange Commission

I, John Jeffrey Martinez, B.Sc, M.Sc., do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled "Summary of Exploration of the Lebak Gold Claim, Sultan Kudarat, Philippines" dated December 15, 2012 (the "**Technical Report**"), and to the written disclosure in any Offering Memorandum, other offering documents, Form S-1 registration statement, or an Annual Information Form on Cataca Resources, Inc.

I hereby consent to the inclusion of my name as an expert in Form S-1 registration statement of Cataca Resources, Inc. as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement, other offering documents, or an Annual Information Form on Cataca Resources, Inc.

Dated: July 24, 2013

J. J. Martinez

John Jeffrey Martinez, B.Sc, M.Sc.